Exhibit 99

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces $335 million Sale of Natural Gas Assets

DENVER – November 1, 2012 – Bill Barrett Corporation (NYSE: BBG) announced today that it has signed a purchase and sale agreement with an affiliate of Vanguard Natural Resources, LLC for the sale of certain of the Company’s non-core natural gas assets including all Wind River Basin natural gas producing properties, the Powder River Basin coal bed methane (“CBM”) assets and a working interest in its Gibson Gulch-Piceance Basin development property. Total consideration, prior to customary closing adjustments, is $335.0 million and the transaction is expected to close by December 31, 2012.

Chairman, CEO and President Fred Barrett comments: “We are very pleased to execute this transaction with an affiliate of Vanguard Natural Resources, a step that is very closely aligned with our long-term objectives. I would like to emphasize two key points leading to this transaction. One, the monetization of non-core, lower growth assets is part of a prudent long-term strategy to optimize our portfolio and focus investment dollars in programs that offer the highest returns and best long-term growth profile. Two, based on our allocations, this transaction pegs the pre-sale market value of our Gibson Gulch asset at approximately $1 billion, which I believe has not been recognized in the market. Proceeds will be applied to debt reduction in the near term and to fund our low-risk reinvestment opportunities.”

The transaction includes the sale of an initial 18% working interest in Gibson Gulch that progresses to a 26% interest in 2016, and Bill Barrett Corporation will retain operatorship. The transaction proceeds will be adjusted at closing from an effective date of October 1, 2012. At closing, the transaction will include in the three areas approximately: 254,000 net acres of leasehold, predominantly in the Wind River and Powder River basins; 239 Bcfe of total proved reserves (based on year-end 2011); and 50 MMcfe/d of projected 2013 production. The Company retains all of its leases in its emerging Powder River Basin Deep stacked oil play. The Company has the right to propose farmouts, under pre-defined terms, on the Wind River Basin properties to leverage the Company’s experience in this area for exploration upside potential.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the expected closing of the aforementioned transaction and potential uses of funds. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things: oil, NGL and natural gas price volatility; costs and availability of third party facilities for gathering, processing, refining and transportation; the ability to receive drilling and other permits and rights-of-way; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; development drilling and testing results; the potential for production decline rates to be greater than we expect; performance of acquired properties; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; environmental liabilities; and, other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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